UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    October 26, 2005

AUSTRALIAN OIL & GAS CORPORATION
(Exact name of registrant as specified in charter)

Delaware State or other jurisdiction of incorporation)	000-26721 (Commission File Number)	84-1379164 (IRS Employer Identification No.)

2480 North Tolemac Way, Prescott, Arizona    86305
(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code:   (928) 778-1450

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

Grant of New Exploration Permit – AC/P35

On October 24, 2005, we were informed by the Designated Authority of the grant of petroleum exploration permit AC/P35 (formerly known as release area AC04-2) for an initial 6-year term, effective from October 18, 2005. AC/P35 is within the Territory of Ashmore and Cartier Islands, an Australian offshore territory. Our wholly owned subsidiary, Gascorp Inc, holds a 20% interest in the permit, with its affiliates; Natural Gas Corporation Pty Ltd (40%) and Auralandia N.L. (40%), the designated Operator.

AC/P35 covers an area of 3410 km2 (842,645 acres) and is located in the Western Timor Sea. The permit lies in an area which has access to the proven petroleum migration pathways and reservoir systems along the southern and eastern margins of the Vulcan Sub-basin as demonstrated by the presence of the Jabiru Oil Field to the south of the permit the Oliver Oil/Gas accumulation to the immediate south.

In the first three years of the initial 6-year term of the AC/P35 permit, we plan to obtain a range of pertinent existing reports and open file seismic data and, with this data, to map, interpret and revise analyses and concepts which presently exist for the area. In the third year, we presently plan to shoot 250 km2 of 3D seismic survey. Should we so decide, we can elect to enter the second three years of the initial permit term and drill one exploration well and perform further interpretational work. Provided all work commitments are carried out, AC/P35 can be renewed for two further 5-year terms, upon relinquishing 50% of the area of the Permit at the end of the first 6-year and second 5-year permit terms. The Permit, therefore, has the potential for a total 16-year life. In calculating the area to be relinquished, the area of any Retention Lease or Production License is excluded from the calculation of the area to be relinquished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2005	AUSTRALIAN OIL & GAS CORPORATION By: /s/ E. Geoffrey Albers E. Geoffrey Albers President